Exhibit 10.8

COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT

IN RESPECT OF CONTRACTS, LICENSES AND PERMITS

(BORROWER’S CONTRACT ASSIGNMENT)

Effective Date as of February 27, 2020

1.            PARTIES. GANO HOLDINGS, LLC, a Rhode Island limited liability company, having its chief executive office and principal place of business at c/o Procaccianti Companies, 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (hereinafter called “Borrower”) hereby assigns, transfers, sets over, pledges and, if applicable, delivers, to EAST BOSTON SAVINGS BANK, a Massachusetts banking corporation, having a place of business at 67 Prospect Street, Peabody, Massachusetts (hereinafter called “Bank”), and hereby grants to Bank a continuing security interest in all of the Assigned Contracts and Permits (as defined herein) to secure the Obligations (as defined herein).

2.            LOAN AGREEMENT; DEFINED TERMS. This Collateral Assignment and Security Agreement In Respect of Contracts, Licenses and Permits (“Collateral Assignment” or “Agreement”) is given pursuant to the terms, provisions and conditions of that certain Omnibus Amendment, Assignment, Assumption, Release and Reaffirmation Agreement dated as of even date herewith by and among Borrower, the parties defined therein as the “Procaccianti Parties” and Bank (as the same may be amended from time to time, the “Omnibus Agreement”), pursuant to which Omnibus Agreement the Bank has agreed to modify the Prior Loan (as “Prior Loan” is defined in the Omnibus Agreement). CAPITALIZED TERMS NOT OTHERWISE SPECIFICALLY DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM BY THE OMNIBUS AGREEMENT.

3.            ASSIGNED CONTRACTS AND PERMITS. The term “Assigned Contracts and Permits” shall mean all of Borrower’s right, title and interest in and to all contracts, licenses, permits, approvals, agreements and warranties, whether now owned or hereafter acquired, and all proceeds and products thereof, and all accounts, contract rights and general intangibles related thereto, which are in any manner related to any or all of the following: (a) the land located at 220 India Street, Providence, Rhode Island, and which is more particularly described on Exhibit A attached hereto (the “Land”); and (b) all Improvements now or hereafter located on the Land and all Improvements to be constructed on the Land (the Land and all such Improvements being hereinafter together called the “Property”).

The Assigned Contracts and Permits include, but are not limited to, those described on Schedule A which is annexed hereto and made a part hereof.

4.            OBLIGATIONS. The term “Obligations” shall mean the payment and performance of all obligations in favor of the Bank arising hereunder and/or under the other Loan Documents.

5.            COVENANTS, WARRANTIES AND REPRESENTATIONS. Borrower covenants with Bank that, and warrants and represents to Bank that:

5.1            Borrower is and shall be the holder of the Assigned Contracts and Permits free and clear of all pledges, liens, security interests and other encumbrances of every nature whatsoever except in favor of Bank;

5.2            Borrower has the full right, power and authority to assign, and to grant the pledge of and security interest in, the Assigned Contracts and Permits as herein provided;

5.3            The execution, delivery and performance of this Collateral Assignment by Borrower does not and will not result in the violation of any mortgage, indenture, contract, instrument, agreement, judgment, decree, order, statute, rule or regulation to which Borrower is subject or by which it or any of its property is bound;

5.4            Borrower shall not make any other assignment of, or permit any pledge, lien, security interest or encumbrance to exist with respect to, the Assigned Contracts and Permits except in favor of Bank, and Borrower shall not otherwise transfer, assign, sell or exchange its interest in the Assigned Contracts and Permits;

5.5            To the extent requested by Bank, a true and complete copy of each Assigned Contract and Permit which now exists and which is evidenced by a written agreement or document has been delivered to Bank and, to the extent required pursuant to the terms of the Loan Agreement or if otherwise requested by Bank, a true and complete copy of each Assigned Contract and Permit which becomes effective or is issued in the future shall be promptly delivered to Bank;

5.6            Each Assigned Contract and Permit presently in existence is in full force and effect, is valid and enforceable against Borrower (and to the best of Borrower’s knowledge, against all other parties thereto) in accordance with its terms (subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of remedies of specific enforcement, subject to the discretion of the court before which proceedings therefor may be brought); has not been modified in any material respect except as has been disclosed to Bank in writing; and, to the best of Borrower’s knowledge, no default exists thereunder on the part of any party thereto. Each Assigned Contract and Permit which comes into existence after the date hereof shall be valid and enforceable against Borrower (and to the best of Borrower’s knowledge, against all other parties thereto) in accordance with its terms (subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of remedies of specific enforcement, subject to the discretion of the court before which proceedings therefor may be brought);

5.7            No Assigned Contract and Permit shall be amended, modified or changed in any material respect, have any of its material terms waived by Borrower, or be canceled or terminated, without Bank's prior written consent in each instance, such consent not to be unreasonably withheld, so long as no Event of Default is continuing;

5.8            Borrower shall pay and perform all of its obligations under or with respect to each Assigned Contract and Permit and not permit any default by it to exist with respect thereto. Borrower shall exercise all commercially reasonable efforts necessary to enforce or secure performance by any other party to each Assigned Contract and Permit; and

5.9            In the case of any contract, license, permit, approval, agreement or warranty relating to the Property which cannot be assigned by Borrower to Bank without the consent of a third party and which consent has not yet been obtained, upon Bank’s written request, Borrower shall make all commercially reasonable efforts to obtain such consent.

6.            RIGHTS OF BORROWER PRIOR TO DEFAULT. So long as there exists no Event of Default, Borrower shall have and may exercise all rights as the owner or holder of the Assigned Contracts and Permits which are lawful and are not inconsistent with the provisions of the Loan Documents. Upon the occurrence and during the continuance of any Event of Default, at Bank’s option and upon written notice to Borrower, the right described in the preceding sentence shall cease and terminate, and in such event Bank is hereby expressly and irrevocably authorized, but not required, on its own behalf and on behalf of the Lenders, to exercise every right, option, power or authority inuring to Borrower under any one or more of the Assigned Contracts and Permits as fully as Borrower could itself.

7.            IRREVOCABLE DIRECTION. Borrower hereby irrevocably directs the contracting party to, or grantor or licensor of, any such Assigned Contract and Permit, to the extent not prohibited by either such Assigned Contract and Permit or applicable law, or to the extent permitted under any recognition or other agreement executed by such grantor or licensor, upon demand and after notice from Bank of the occurrence of an Event of Default under any of the Loan Documents, to recognize and accept Bank as the holder of such Assigned Contract and Permit for any and all purposes as fully as it would recognize and accept Borrower and the performance of Borrower thereunder. Borrower does hereby constitute and appoint Bank, while this Collateral Assignment remains in force and effect, irrevocably, and with full power of substitution and revocation, its true and lawful attorney for and in its name, place and stead, after the occurrence and during the continuance of such an Event of Default, to demand and enforce compliance with all the terms and conditions of the Assigned Contracts and Permits and all benefits accrued thereunder, whether at law, in equity or otherwise.

8.            UCC RIGHTS AND REMEDIES. Further, and without limitation of the foregoing rights and remedies, upon the occurrence and during the continuance of any Event of Default, Bank shall have the rights and remedies of a secured party under the Uniform Commercial Code, as enacted in the Commonwealth of Massachusetts and in the State where the Property is located, with respect to the Assigned Contracts and Permits, in addition to the rights and remedies otherwise provided for herein or by law or in equity or in any other Loan Document. The Bank shall give Borrower ten (10) days' prior written notice of the time and place of any public sale of any such Assigned Contract and Permit or the time after which any private sale or any other intended disposition is to be made. After deducting all expenses incurred in connection with the enforcement of its rights hereunder, Bank shall cause the proceeds of the Assigned Contracts and Permits to be applied to the Obligations in such order as Bank may determine and Borrower shall remain liable for any deficiency.

9.            INDEMNIFICATION. Borrower hereby agrees to indemnify and to defend and hold Bank and each Lender harmless against and from all liability, loss, damage and expense, including reasonable attorneys' fees, which any of them may or shall incur by reason of this Agreement, or by reason of any commercially reasonable action taken in good faith by Bank hereunder or with respect to the Assigned Contracts and Permits, and against and from any and all claims and demands whatsoever which may be asserted against Bank or any Lender by reason of any alleged obligation or undertaking on its part to perform or discharge any of the terms, covenants and conditions contained in any of the Assigned Contracts and Permits. Notwithstanding the foregoing, Borrower shall have no obligation to indemnify Bank or any Lender against any liability, loss, damage or expense which is directly caused by such indemnified parties' own gross negligence or willful misconduct. BORROWER SHALL INDEMNIFY BANK AND EACH LENDER REGARDLESS OF WHETHER THE ACT, OMISSION, FACTS, CIRCUMSTANCES OR CONDITIONS GIVING RISE TO SUCH INDEMNIFICATION WERE CAUSED IN WHOLE OR IN PART BY BANK’S OR ANY LENDER’S SIMPLE (BUT NOT GROSS) NEGLIGENCE. Should Bank or any Lender incur any such liability, loss, damage or expense, the amount thereof, together with interest thereon at the Default Rate of interest under the Note, shall be payable by Borrower to Bank immediately upon demand, or at the option of Bank, Bank may reimburse itself therefor out of any receipts, rents, income or profits of the Property collected by Bank before the application of such receipts, rents, income or profits to any other Obligations.

10.          BANK AND LENDERS NOT OBLIGATED. Nothing contained herein or elsewhere shall operate to obligate, or be construed to obligate, Bank to perform any of the terms, covenants or conditions contained in any of the Assigned Contracts and Permits or otherwise to impose any obligation upon Bank with respect to the Assigned Contracts and Permits prior to written notice by Bank to Borrower of Bank's election to assume Borrower's obligations under one or more of the Assigned Contracts and Permits. Prior to such written notice from Bank of such election, this Agreement shall not operate to place upon Bank any responsibility for the operation, control, care, management or repair of the Property or for the payment, performance or observance of any obligation, requirement or condition under any such Assigned Contract and Permit, or under any agreement in respect to any such Assigned Contract and Permit, and the execution of this Agreement by Borrower shall constitute conclusive evidence that all responsibility for the operation, control, care, management and repair of the Property as well as the payment, performance or observance of any obligation, requirement or condition under the Assigned Contracts and Permits is and shall be that of Borrower, prior to written notice from Bank of such election. Even if Bank does exercise its rights, it shall be liable to the other contracting parties only during the period that it is exercising the rights of Borrower under the Assigned Contracts and Permits, and at all times Borrower retains the obligation to reimburse Bank promptly upon demand or otherwise pay when due all obligations incurred in connection with the Assigned Contracts and Permits.

11.          FURTHER ASSURANCES; UCC FILINGS. Borrower agrees to execute and deliver to Bank, at any time or times during which this Agreement shall be in effect, such further instruments as Bank in good faith may deem necessary to make effective this Agreement, the security interest created hereby and the covenants of Borrower herein contained. To evidence such security interest, Bank is expressly authorized to file (without the signature of Borrower) Uniform Commercial Code financing statements and continuation statements or other amendments in a form reasonably satisfactory to Bank, pursuant to the provisions of the Uniform Commercial Code as enacted in the Commonwealth of Massachusetts, and/or the state of formation of the Borrower, as debtor, as applicable. Borrower shall pay all costs for the preparation and filing thereof.

12.            NO WAIVER; CUMULATIVE RIGHTS. Failure of Bank to avail itself of any of the terms, covenants, and conditions of this Agreement for any period of time, or at any time or times, shall not be construed or deemed to be a waiver of any of its rights hereunder. The rights and remedies of Bank under this Collateral Assignment are cumulative and are not in lieu of, but are in addition to, any other rights and remedies which Bank and/or Lenders shall have under or by virtue of the Obligations and the Loan Documents. The rights and remedies of Bank hereunder may be exercised from time to time and as often as such exercise is deemed expedient by Bank.

13.            BANK; RIGHT TO ASSIGN. Borrower agrees that upon any sale or transfer of the Loan Documents, or upon any Person acquiring the Property or any interest therein, Bank may deliver to the purchaser or transferee the Assigned Contracts and Permits and may assign to such purchaser or transferee the rights of Bank hereunder, who shall thereupon become vested with all powers and rights given to Bank in respect thereto, and Bank shall be forever relieved and fully discharged from any liability or responsibility thereafter accruing in connection therewith. In no event shall Bank be liable with respect to, or on account of, the Assigned Contracts and Permits, except for the safekeeping of any instruments actually delivered to Bank pursuant hereto, and Bank shall specifically have no obligation to enforce any rights against any contractor, or grantor or issuer.

14.            TERMINATION AND REASSIGNMENT. Upon full payment and performance of the Obligations, this Collateral Assignment shall become and be void and of no effect and, in that event, upon the request of Borrower and at its cost, Bank covenants to execute and deliver to Borrower instruments effective to evidence the termination of this Collateral Assignment and the reassignment (without recourse) to Borrower of the Assigned Contracts and Permits and the rights, title, interest, power and authority assigned herein; provided, however, that any affidavit, certificate or other written statement of any officer of Bank stating that any part of the Obligations remains unpaid shall be and constitute conclusive evidence of the then validity, effectiveness and continuing force of this Agreement and any Person receiving any such affidavit, certificate or statement may, and is hereby authorized to rely thereon.

15.            COPIES OF DEFAULT NOTICES. Borrower agrees to provide Bank promptly, but in any event within five (5) Business Days after receipt or knowledge thereof by Borrower, with copies of any and all notices received by Borrower which allege, either directly or indirectly, that Borrower is in default of, or deficient in the performance of the terms of any obligation of Borrower under, any Assigned Contract and Permit which is material to the ownership and operation of the Property, or that any fact or circumstance exists which could reasonably lead to the termination, suspension, revocation or loss of any Assigned Contract and Permit which is material to the ownership and operation of the Property.

16.            NOTICES. Any notices given pursuant to this Agreement shall be sufficient only if given in the manner provided for in the Mortgage.

17.            SUCCESSORS AND ASSIGNS. All of the agreements, obligations, undertakings, representations and warranties herein made by Borrower shall inure to the benefit of Bank and Lenders and Bank's and Lenders' respective successors and assigns and shall bind Borrower and its successors and assigns.

18.            CAPTIONS AND HEADINGS. Captions and headings in this Agreement are intended solely for the convenience of the parties and shall not be considered in the determination of the meaning of any provision hereof.

19.            COUNTERPARTS. This Collateral Assignment may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of this Collateral Assignment is sought.

20.            GOVERNING LAW. This Collateral Assignment shall be enforced and construed in accordance with the substantive law of the Commonwealth of Massachusetts without resort to that state’s conflict of laws rules.

21.            SEVERABILITY. If any provision of this Collateral Assignment is held to be invalid, illegal or unenforceable in any respect, this Collateral Assignment shall be construed without such provision and the validity, legality and enforceability of the remaining provisions of this Collateral Assignment shall not be affected thereby.

22.            OTHER SECURITY AGREEMENTS. This Collateral Assignment shall not be deemed to affect, limit, modify or otherwise have any impact on, or be affected, limited, modified or otherwise impacted by, any other security agreement or similar instrument (including, but not limited to, any Security Document) given by Borrower or any other debtor in connection with the Loan or the Loan Documents. Notwithstanding anything to the contrary herein contained, this Collateral Assignment shall be deemed supplemental to, and not in derogation of, any such security agreement or similar instrument (including, but not limited to, any Security Document) now or hereafter executed by Borrower or any other debtor in favor of Bank.

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IN WITNESS WHEREOF, Borrower has caused this Collateral Assignment to be duly executed and delivered, as a sealed instrument, as of the date first above written.

BORROWER:

GANO HOLDINGS, LLC,
a Rhode Island limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Authorized Representative

SCHEDULE A

Contracts, Licenses and Permits

1.	Hotel Management Agreement with ______________, dated __________________ (the “Tenant Collateral Assignment”).

2.	Franchise Agreement with ______________, dated _____________, as collaterally assigned by Tenant to Borrower pursuant to the Tenant Collateral Assignment.

3.	Other, including, without limitation, the following:

a.

b.

c.

EXHIBIT A

Legal Description of Land

PARCEL ONE (Fee Estate)

That certain tract or parcel of land, together with all buildings and improvements thereon located westerly of India Street and Tockwotton Street, in the City of Providence, County of Providence and State of Rhode Island, being bounded and described as follows:

Beginning at a point in the terminus of India Street, said point, being the most southwesterly corner of the herein described parcel;

Thence running in a northwesterly direction, by and with land now or formerly of the State of Rhode Island, a distance of 199.16 feet to a corner, said corner being the most southwesterly corner of the herein described parcel;

Thence turning an interior angle of 106° 04’ 16” and running in a northerly direction, by and with the aforementioned State of Rhode Island land, a distance of 148.27 feet to a corner, said corner being the most northwesterly corner of the herein described parcel;

Thence turning an interior angle of 126° 47’ 47” and running in a northeasterly direction, by and with the southerly State Freeway Line of Route 195, a distance of 31.22 feet to a point;

Thence turning an interior angle of 139° 01’ 22” and running in an easterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 91.64 feet to a point;

Thence turning an interior angle of 348° 01’ 18” and running in a northeasterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 44.34 feet to a point;

Thence turning an interior angle of 22° 46’ 24” and running in a northeasterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 64.59 feet to a point;

Thence turning an interior angle of 157° 13’ 36” and running in a southeasterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 111.70 feet to corner, said corner being the most northeasterly corner of the herein described parcel;

Thence turning an interior angle of 90° 00’ 00” and running in a southwesterly direction, by and with the terminus of Tockwotton Street, a distance of 25.00 feet to a corner, said corner being the southwesterly corner of Tockwotton Street;

Thence turning an interior angle of 179° 38’ 45” and continuing in a southwesterly direction by and with land now or formerly of Brown University, a distance of 161.01 feet to a corner, said corner being the most southwesterly corner of said Brown University land;

Thence turning an interior angle of 180° 26’ 00” and continuing in a southwesterly direction, by and with the previously mentioned terminus of India Street, a distance of 25.08 feet to the point and place of beginning;

The last course making an angle of 90° 00’ 00” with the first herein described course.

PARCEL TWO (Leasehold Estate)

That certain tract or parcel of land, together with all buildings and improvements thereon, located westerly of India and Tockwotton Streets, in the City of Providence, County of Providence, State of Rhode Island, being bounded and described as follows:

Beginning at a point in the westerly terminus of India Street, said point being the most southeasterly corner of land now or formerly of Gano Holdings, LLC;

Thence running in a southerly direction, by and with the aforementioned westerly terminus of India Street, a distance of 26.27 feet to a corner, said corner being the most southerly end of westerly terminus of India Street, said corner also being the most southeasterly corner of the herein described parcel;

Thence turning an interior angle of 91° 03’ 58” and running in a westerly direction, by and with the northerly Highway Line of I-195, a distance of 146.26 feet to a point;

Thence turning an interior angle of 174° 13’ 07” and continuing in a westerly direction, by and with the aforementioned northerly Highway Line of I-195, a distance of 39.55 feet to a point;

Thence turning an interior angle of 165° 24’ 18” and running in a northwesterly direction, by and with the aforementioned northerly Highway Line of I-195, a distance of 28.27 feet to a point;

Thence turning an interior angle of 162° 37’ 37” and continuing in a northwesterly direction, by and with the aforementioned westerly Highway Line of I-195, a distance of 10.76 feet to a point;

Thence turning an interior angle of 153° 59’ 11” and continuing in a northwesterly direction, by and with the aforementioned westerly Highway Line of I-195, a distance of 10.76 feet to a point;

Thence turning an interior angle of 169° 22’ 07” and continuing in a northwesterly direction, by and with the aforementioned westerly Highway Line of I-195, a distance of 124.00 feet to a corner, said corner being the most westerly corner of the herein described parcel;

Thence turning an interior angle of 120° 51’ 49” and running in a northeasterly direction, by and with the aforementioned westerly Highway Line of I-195, a distance of 30.19 feet to a corner, said corner being the most northwesterly corner of and now or formerly of Gano Holdings, LLC, said corner also being the most northerly corner of the herein described parcel;

2

Thence turning an interior angle of 58° 58’ 09” and running in a southeasterly direction, by and with the aforementioned Gano Holdings, LLC land a distance of 148.27 feet to a corner, said corner being the most southwesterly corner of land now or formerly of Gano Holdings, LLC;

Thence turning an interior angle of 283° 55’ 44” and running in an easterly direction, by and with the aforementioned Gano Holdings, LLC land, a distance of 199.16 feet to the point and place of beginning.

The last course making an angle of 90° 00’ 00” with the first herein described course.

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